[GRAPHIC OMITTED]
1221 W. Idaho Street
Boise, ID   83702


December 10, 2004


                                                          FOR IMMEDIATE RELEASE

                            Lawrence F. Spencer, Director of Investor Relations
                                                         Phone:  (208) 388-2664
                                                        lspencer@idacorpinc.com




      IDACORP Prices Public Offering of 3.5 Million Shares of Common Stock

BOISE -- IDACORP, Inc. (NYSE:IDA) today priced its previously announced offering of 3,500,000 shares of common stock at a public offering price of $30 per share. The company expects to issue the common stock on December 15, 2004, subject to customary closing conditions. Net proceeds to the company, after underwriting discounts and estimated offering expenses, will be approximately $100,500,000.

The company intends to use the net proceeds that it receives from the offering to repay a portion of its short-term debt and to make a capital contribution to its subsidiary, Idaho Power Company. Idaho Power Company will use the capital contribution to repay a portion of its short-term debt and to fund a portion of its capital requirements. If the company does not use the proceeds immediately, it may temporarily invest them in short-term debt instruments.

In connection with the offering, the company has also granted the underwriters a 30-day option to purchase up to 525,000 additional shares solely to cover over-allotments of shares, if any.

Morgan Stanley & Co. Incorporated served as the sole bookrunner for the offering. The co-managers for this offering were Wachovia Securities, KeyBanc Capital Markets, A.G. Edwards and D.A. Davidson & Co.

Copies of the prospectus supplement and accompanying prospectus may be obtained from the offices of Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036 (Tel. 212-353-1075).

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility, providing service in southern Idaho and eastern Oregon; IdaTech, a developer and manufacturer of fuel cell systems, products and solutions; IDACORP Financial, an investment company with its primary activities in affordable housing projects; IDACOMM, a provider of telecommunications services and owner of Velocitus, a commercial and residential Internet service provider; Ida-West Energy, an operator of independent power projects; and IDACORP Energy, a marketer of electricity and natural gas that wound down its operations during 2003.

This communication shall not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A shelf registration statement relating to the shares has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer will be made only by means of a prospectus, and the related prospectus supplement, forming a part of the effective registration statement.



                                  ############